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                                                                   Exhibit 10.29

                       AMENDMENT OF 2004 EQUITY INCENTIVE
                       COMPENSATION PLAN AND EQUITY AWARDS

     The GATX Corporation 2004 Equity Incentive Compensation Plan (the "2004 Plan") is hereby amended in the particulars set forth below, with such amendments effective January 1, 2005 with respect to Awards that were outstanding on or after January 1, 2005, but excluding Awards to the extent that they were vested on December 31, 2004, and excluding Options and SARs to the extent that they were exercisable on December 31, 2004. Capitalized terms used in this amendment and not defined herein shall have the meaning set forth in the 2004 Plan.

1. By deleting the following phrase where it appears in subsection 2.2 of the 2004 Plan:

     "; provided, however, that the Committee, in its discretion, may establish an Exercise Price of an Option or SAR granted under this Section 2 that varies based on the stock price of a comparator group of companies or such other index as is selected by the Committee (resulting in an Exercise Price that may at times be less than the Fair Market Value of a share of Stock on the date of grant); and further provided that such a variable price shall not be used if the Committee intends that the Options or SARs would be Performance-Based Compensation, and the use of such variable pricing would preclude such treatment"

2.   By adding the following subsection 2.8 at the end of Section 2 of the Plan:

     "2.8. Limitations for 409A. Options and SARs are subject to the following, notwithstanding any provisions of the Award Agreements to the contrary:

     (a) Options and SARs are amended to eliminate the Participant's right to receive, upon exercise of the Option or SAR with respect to a share of Stock, an amount (including Stock having a Fair Market Value at the time of exercise) greater than the excess of (i) the Fair Market Value of a share of Stock at the time of exercise over (ii) the exercise price with respect to a share covered by the Award (with the application of this provision to include, without limitation, the elimination of the right to receive such greater amount following a Change in Control), provided that this sentence shall not be construed to permit distribution of cash rather than stock upon the exercise of an option or SAR.

     (b) SARs are amended to provide that in determining the value to be delivered upon the exercise of an SAR (including, without limitation, an SAR granted in connection with an Option), and the number of shares to be delivered upon the exercise of a stock-settled SAR, and to the extent that the Award does not specify the manner of determining fair market value on the date of exercise, such fair market value shall be determined in a manner that is consistent with the definition of "Fair Market Value" set forth in the Plan.

3.   By adding the following sentence at the end of paragraph 4.2(f) of the 2004
     Plan:

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     "However, in no event shall this paragraph (f) be construed to permit a modification (including a replacement) of an Option or SAR if such modification either: (i) would result in accelerated recognition of income or imposition of additional tax under Code section 409A; or (ii) would cause the Option or SAR subject to the modification (or cause a replacement Option or SAR) to be subject to Code section 409A, provided that the restriction of this clause (ii) shall not apply to any Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A."

4. By adding the following paragraph (d) at the end of paragraph 4.5 of the 2004 Plan:

     "(d) This subsection 4.5 and subsection 4.6 shall be subject to the following:

     (i) This subsection 4.5 shall not be construed to permit the grant of an Option or SAR if such action would cause the Option or SAR being granted or the option or stock appreciation right being replaced to be subject to Code section 409A, provided that this paragraph (i) shall not apply to any Option or SAR (or option or stock appreciation right granted under another plan) being replaced that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

     (ii) Except with respect to an Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A, no Option or SAR shall condition the receipt of dividends with respect to an Option or SAR on the exercise of such Award, or otherwise provide for payment of such dividends in a manner that would cause the payment to be treated as an offset to or reduction of the exercise price of the Option or SAR pursuant Treas. Reg. Section 1.409A-1(b)(5)(i)(E).

     (iii) Neither this subsection 4.5 nor subsection 4.6 shall be construed to permit a modification of an Award, or to permit the payment of a dividend or dividend equivalent, if such actions would result in accelerated recognition of taxable income or imposition of additional tax under Code section 409A."

5.   By adding the following sentence at the end of Section 4.6 of the 2004
     Plan:

     "Except for Options and SARs designated at the time of grant or otherwise as intended to be subject to Code section 409A, this subsection 4.6 shall not be construed to permit the deferred settlement of Options or SARs, if such settlement would result in deferral of compensation under Treas. Reg.
     Section 1.409A-1(b)(5)(i)(A)(3) (except as permitted in paragraphs (i) and (ii) of that section)."

6.   By adding the following sentence at the end of Section 7 of the 2004 Plan:

     "No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code section 409A to become subject to section 409A."


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